PINNACLE ENTERTAINMENT, INC. 3800 Howard Hughes Parkway Las Vegas, Nevada 89109 NYSE: PNK

FOR FURTHER INFORMATION

At the Company – (702) 784-7777:

Dan Lee	Steve Capp	Wade Hundley	Chris Plant
Chairman & CEO	CFO	COO	Lewis Fanger
Investor Relations

FOR IMMEDIATE RELEASE

November 3, 2004

PINNACLE ENTERTAINMENT REPORTS STRONG THIRD QUARTER

AND YEAR-TO-DATE 2004 RESULTS

LAS VEGAS, November 3, 2004—Pinnacle Entertainment, Inc. (NYSE:PNK) today reported financial results for the third quarter and nine months ended September 30, 2004.

For the third quarter, revenues rose 4.8% to $146.5 million from $139.7 million a year earlier. Adjusted EBITDA(1) increased 18.1% to $31.9 million from $27.0 million for the prior-year period, mainly as a result of revenue growth and cost containment. The Company’s adjusted EBITDA margin(1) rose to 21.8% in the quarter from 19.3% a year earlier.

Adjusted net income(1) for the third quarter of 2004 was $2.5 million, or $0.07 per diluted share, compared to adjusted net income of $357,000, or $0.01 per diluted share, for the third quarter of 2003. Non-routine items for the third quarter of 2004, net of taxes, were pre-opening and development costs of $4.0 million and a loss on early extinguishment of debt of $1.7 million. Non-routine items for the third quarter of 2003 included, net of taxes, a loss on early extinguishment of debt of $5.4 million, a goodwill impairment charge of $7.8 million, legal matters of $941,000, pre-opening and development costs of $189,000 and tax matters of $4.2 million. On a GAAP (‘Generally Accepted Accounting Principles’) basis, the Company reported a net loss of $3.2 million, or $0.09 per share, versus the prior-year net loss of $16.4 million, or $0.63 per share.

“We are very pleased with the results of this quarter,” said Daniel R. Lee, Pinnacle’s Chairman and Chief Executive Officer. “Belterra continued the strong growth it began last quarter with the opening of the new hotel tower. Boomtown New Orleans increased revenues and EBITDA despite a three-day closure from Hurricane Ivan. We also made great progress on our growth plans, with our two St. Louis projects being selected to proceed by the Missouri Gaming Commission and L’Auberge du Lac remaining on track for a Spring 2005 opening.”

Nine-Month Results

Revenues for the nine months ended September 30, 2004 increased 3.9% to $420.7 million from $404.9 million. Adjusted EBITDA increased 16.3% to $82.9 million from $71.3 million in the prior-year nine-month period. The adjusted EBITDA margin increased to 19.7% in the period compared to 17.6% for the nine months of 2003.

Adjusted net income for the nine months ended September 30, 2004 was $3.8 million, or $0.11 per diluted share, compared to an adjusted net loss of $2.0 million, or $0.08 per share, for the nine months of September 30, 2003. Non-routine items for the nine months ended September 30, 2004, net of taxes, included pre-opening and development costs of $7.3 million, a gain on sale of assets (net of other items) of $23.9 million and a loss on the early extinguishment of debt of $6.5 million. Non-routine items net of taxes in the 2003 period included a loss on early extinguishment of debt of $5.5 million, a goodwill impairment charge of $7.8 million, legal matters of $361,000, pre-opening and development costs of $423,000 and tax matters of $4.2 million. On a GAAP basis, the Company reported net income of $13.9 million, or $0.39 per diluted share, compared to a net loss of $19.6 million, or $0.76 per share, for the nine months ended September 30, 2003.

Additional recent highlights include:

•	On September 1, the Company was selected by the Missouri Gaming Commission to proceed with the development of two casino and related development projects in St. Louis City and County. The St. Louis City project is a $208 million casino and luxury hotel project in downtown St. Louis near Laclede’s Landing. The new project will be located on land owned by the Company near the Edward Jones domed stadium, the America’s Center convention center, the famed Gateway Arch and the central business district.

•	In August, Pinnacle executed its lease and development agreement with the St. Louis County Port Authority for its proposed $300 million casino and mixed use project in the south county community of Lemay. The complex will feature many non-gaming amenities alongside the casino, including a first-class hotel, retail shops, a multiplex movie theater and a bowling alley. Artists’ renderings of both development proposals are accessible via the Company’s corporate website at www.pnkinc.com.

•	In mid-July, the Company announced an increase in the scope and budget of L’Auberge du Lac Hotel & Casino, its casino resort in Lake Charles, Louisiana. Among other items, the Company increased the number of guestrooms to approximately 745 from approximately 700. Overall, the budget was increased to $365 million from $325 million to reflect these changes. The project includes a championship golf course and a single-level dockside casino surrounded on three sides by the hotel and other amenities. Pictures of the work in progress are accessible via the Company’s corporate website at www.pnkinc.com.

•	The Company amended and restated its existing bank credit facility in late August, increasing the total facility size to $400 million. The amended facility consists of a $125 million revolver, $150 million delayed-draw term loan, and a $125 million funded term loan. The amended facility, among other things, further lowered Pinnacle’s borrowing cost, reduced the funded portion of its term loan, extended the maximum delayed draw term loan period to September 2005 and improved the Company’s liquidity. The Company recorded a loss on early extinguishment of debt of $3.2 million associated with the repayment of its prior bank credit facility.

Property Highlights

Boomtown New Orleans

Boomtown New Orleans reported a solid improvement in quarterly operating results, with EBITDA(1) of $8.0 million for the quarter, up 8.0% from $7.4 million a year earlier, despite being closed for approximately three days in mid-September due to Hurricane Ivan. Total revenues grew to $27.8 million from $27.0 million in the prior-year quarter. The EBITDA margin improved to 28.7% from 27.3%.

Belterra Casino Resort

Belterra Casino Resort reported its tenth successive quarter of record results, reflecting in this case continued gains from the hotel expansion tower and other amenities that opened in May 2004. EBITDA for the current quarter was $10.9 million, up 49.3% from $7.3 million in the prior-year period. Revenues for the quarter also grew significantly to $42.6 million from $35.9 million. EBITDA margin improved to 25.5% from 20.2% in the prior-year period. In addition, hotel occupancy in the quarter was strong at 93.2% despite the expansion having doubled the guestroom count, and average daily guestroom rates remained consistent with pre-expansion levels.

Boomtown Bossier City

Boomtown Bossier City continued to improve its EBITDA and EBITDA margin amid the highly competitive Bossier City/Shreveport market. EBITDA improved 32.8% to $5.2 million from $3.9 million in the 2003 period, while revenues declined slightly to $25.2 million from $25.7 million. For the quarter, the EBITDA margin increased 5.5 percentage points owing in part to cost containment and efficiency initiatives introduced in late 2003. The Bossier City/Shreveport market continues to be affected by an increase in competition, particularly from Native American gaming in Oklahoma.

Casino Magic Biloxi

Casino Magic Biloxi’s results were adversely affected by Hurricane Ivan. The hurricane caused minor damage and a three-day closure of the facility. More significantly, the storm caused extensive property damage in key customer areas, including the temporary closure of Interstate 10. As a result, revenues declined 9.5% during the third quarter of 2004, from $21.8 million to $19.7 million. EBITDA declined from $4.7 million in the prior year period to $4.1 million.

Boomtown Reno

Revenues grew to $25.5 million for the third quarter of 2004 compared to $24.4 million in the prior-year period, primarily from increased fuel prices at its two service stations. EBITDA results were nearly flat at $5.2 million and $5.3 million for the three months ended September 30, 2004 and 2003, respectively. EBITDA margin declined to 20.5% from 21.9% in the prior-year period, reflecting a shift in revenue from high-margin casino revenues to low-margin fuel sales.

Casino Magic Argentina

The Company’s Argentine operations continued to improve, benefiting in part from a stabilized economic and political environment in the region. Revenues grew 20.6% to $4.2 million from $3.4 million, and EBITDA increased 15.8% to $2.0 million from $1.7 million in the 2003 period.

Other Items

Corporate Expenses. Corporate expenses for the third quarter of 2004 were $5.0 million, up 3.2% from the $4.8 million in the prior year period.

Pre-opening and Development Costs. During the quarter, the Company incurred $5.7 million of pre-opening and development costs, versus $305,000 in the prior year period.

Indiana Regulatory and Related Benefit. During the three months ended September 30, 2003, the Company was reimbursed for legal expenses it had incurred in connection with a derivative action lawsuit. In addition, a portion of a reserve established in 2002 for Indiana matters was recovered in the 2003 third quarter.

Goodwill Impairment and Income Tax Matters. During the three months ended September 30, 2003, the Company resolved certain old tax matters, resulting in a goodwill impairment charge of $7.8 million and a tax provision of $4.2 million (which excluded a quarterly tax benefit).

Community Contribution

Pinnacle pays significant taxes in the communities in which it operates. For the first nine months of 2004, Pinnacle paid or accrued $89.3 million in gaming taxes, $8.8 million in payroll taxes, $4.8 million in property taxes, and $2.7 million in sales taxes. Setting aside income taxes, Pinnacle paid or accrued $105.6 million for taxes to state and local authorities in the first nine months of 2004.

2004 Outlook

Based on expected market and economic conditions and other factors, Pinnacle Entertainment anticipates that 2004 adjusted EBITDA results, excluding non-routine items such as pre-opening and development costs, asset sale gains (net of other items) and early extinguishment of debt costs, will be approximately $97 million to $100 million versus $91.7 million in 2003. This is an increase from its earlier expectations of $95 million to $100 million. The Company estimates that its net income for 2004 will be approximately $7.1 million to $8.6 million, including certain non-routine items pursuant to GAAP. For a summary of the 2004 outlook and reconciliation to net income, see the attached supplemental table.

These forecasts represent the Company’s best estimates at this time. The Company may or may not provide financial guidance in future press releases. Pinnacle Entertainment reserves the right to adjust its guidance at any time but does not undertake any obligation to update or revise any guidance or other forward-looking statements, whether as a result of new developments or otherwise.

Investor Conference Call

Pinnacle will hold a conference call for investors today, November 3, 2004, at 11:00 a.m. EST (8:00 a.m. PST) to discuss its 2004 third quarter and year-to-date financial and operating results. Investors may listen to the call by dialing (888) 792-8395, or, for international callers, (706) 679-7241. Investors also may listen to the conference call live over the Internet at www.pnkinc.com. To listen to the live broadcast online, please go to the website at least 15 minutes before the call to register and download any needed audio software.

A replay of the conference call will be available shortly after the conclusion of the call through November 10, 2004 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 1956045.

Non-GAAP Financial Measures

(1) EBITDA, adjusted EBITDA, adjusted EBITDA margin and adjusted net income (loss) are non-GAAP measurements. The Company defines EBITDA as earnings before interest expense and income, provision for income taxes, depreciation, amortization and loss on early extinguishment of debt; defines adjusted EBITDA as EBITDA excluding pre-opening and development costs, gain on asset sales (net of other items), goodwill impairment charges and Indiana regulatory and related benefit; and defines adjusted EBITDA margin as adjusted EBITDA divided by revenues (EBITDA, adjusted EBITDA and adjusted EBITDA margin are collectively referred to as the ‘EBITDA Measures’). The Company defines adjusted net income (loss) as net income (loss) before pre-opening and development costs, gain on asset sales (net of other items), goodwill impairment charges, Indiana regulatory and related benefit, tax matters and loss on early extinguishment of debt. EBITDA, adjusted EBITDA and adjusted net income (loss) are not measures of financial performance under the promulgations of the accounting profession known as GAAP.

Management uses the EBITDA Measures to analyze the performance of the Company’s business segments. The EBITDA Measures are relevant in evaluating large, long-lived hotel casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges, financing costs and other non-routine costs of such projects. Additionally, management believes some investors consider the EBITDA Measures to be useful measures in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flow from operations before capital costs, taxes, capital expenditures and other non-routine costs. The EBITDA Measures, subject to certain adjustments, are also measures used in debt covenants in the Company’s debt agreements.

Unlike net income, the EBITDA Measures do not include depreciation or interest expense and therefore do not reflect past, current or future capital expenditures or the cost of capital. Management uses EBITDA Measures as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance and to measure cash flow generated by ongoing operations. Such GAAP measurements include operating income (loss), net income (loss), cash flow from operations and cash flow data.

The EBITDA Measures and adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be appropriate measures of comparing performance amongst different companies. See the attached “supplemental information” tables for a reconciliation of EBITDA and adjusted EBITDA to operating income and net income (loss) and for a reconciliation of GAAP net income (loss) to adjusted net income (loss).

Adjusted net income (loss) is presented solely as a supplemental disclosure as this is how the Company reviews and analyzes the performance of its core operating business, excluding the effects of the non-routine items listed above. For many of the same reasons mentioned above relating to the EBITDA Measures, management believes adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors which do not impact decisions affecting its operating casino properties, such as sales of surplus land or costs associated with the Company’s development activities. Adjusted net income (loss) does not include the costs of the Company’s development activities, asset sale gains or the costs of its refinancing activities, but the Company compensates for these limitations by using adjusted net income (loss) as only one analytic tool, together with GAAP measurements such as net income (loss) and operating income (loss), to assist in evaluating the performance of its business. Additionally, management believes adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance in the gaming industry and principal bases for the valuation of gaming companies.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates casinos in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company is currently building a major casino resort in Lake Charles, Louisiana and has been selected for two casino development projects in the St. Louis, Missouri area. Each of these development projects is dependent upon approval by the Louisiana Gaming Control Board and the Missouri Gaming Commission, respectively.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future operating results, new development opportunities and anticipated construction schedules and costs, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle Entertainment cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) significant competition facing the Company in all of its markets, including increasingly competitive Native American gaming facilities affecting Reno gaming properties and other markets; (b) many construction-related factors could prevent the Company from completing its construction and development projects within budget and on time; (c) because the Company is highly leveraged, future cash flows may not be sufficient to meet its financial obligations and the Company might have difficulty obtaining additional financing; (d) the risk that the expanded Belterra Casino Resort, and the development of L’Auberge and other capital intensive projects, could strain the Company’s financial resources and might not provide for a sufficient return, if any; and (e) other risks, including those as may be detailed from time to time in Pinnacle Entertainment’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.

Consolidated Statements of Operations

(in thousands, except per share data, unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2004	2003	2004	2003
Revenues:
Gaming	$120,485	$115,793	$351,926	$341,561
Food and beverage	8,442	8,063	23,657	22,044
Truck stop and service station	7,397	6,502	18,348	16,578
Hotel and recreational vehicle park	5,280	4,189	13,469	11,150
Other income	4,904	5,196	13,323	13,568

	146,508	139,743	420,723	404,901

Expenses and Other Items:
Gaming	68,313	66,891	201,615	202,103
Food and beverage	7,726	7,594	22,092	21,506
Truck stop and service station	6,980	5,951	17,269	15,239
Hotel and recreational vehicle park	2,358	1,973	6,678	5,631
General and administrative	26,867	28,326	84,232	82,580
Depreciation and amortization	12,085	11,852	35,712	35,166
Other operating expenses	2,361	1,985	5,952	6,556
Pre-opening and development costs	5,702	305	10,369	678
Gain on asset sales, net of other items	0	0	(42,344)	0
Goodwill impairment charge	0	7,832	0	7,832
Indiana regulatory and related benefit	0	(1,516)	0	(579)

	132,392	131,193	341,575	376,712

Operating income	14,116	8,550	79,148	28,189
Interest income	(879)	(516)	(2,408)	(1,366)
Interest expense, net of capitalized interest	12,957	15,111	39,858	40,753
Loss on early extinguishment of debt	3,164	8,744	11,418	8,744

Income (loss) before income tax (expense) benefit	(1,126)	(14,789)	30,280	(19,942)
Income tax expense (benefit)	2,115	1,608	16,345	(314)

Net income (loss)	$(3,241)	$(16,397)	$13,935	$(19,628)

Net income (loss) per common share—basic	$(0.09)	$(0.63)	$0.41	$(0.76)
Net income (loss) per common share—diluted	$(0.09)	$(0.63)	$0.39	$(0.76)

Number of shares – basic	35,623	25,934	34,195	25,934
Number of shares – diluted	35,623	25,934	35,582	25,934

Pinnacle Entertainment, Inc.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	September 30, 2004	December 31, 2003
Assets
Cash, cash equivalents and restricted cash	$264,491	$229,036
Other assets	104,070	106,357
Property and equipment, net	735,734	621,709

Total assets	$1,104,295	$957,102

Liabilities and Stockholders’ Equity
Liabilities	$133,937	$110,308
Notes payable	633,005	645,935

Total liabilities	766,942	756,243

Stockholders’ equity	337,353	200,859

Total liabilities and stockholders’ equity	$1,104,295	$957,102

Pinnacle Entertainment, Inc.

Supplemental Information

Property Revenues and Adjusted EBITDA

(in thousands, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues
Boomtown New Orleans	$27,812	$26,991	$83,349	$80,372
Belterra Casino Resort	42,594	35,912	117,225	100,633
Boomtown Bossier City	25,164	25,711	77,193	80,418
Casino Magic Biloxi	19,697	21,755	61,404	64,174
Boomtown Reno	25,523	24,366	65,326	65,749
Casino Magic Argentina	4,158	3,448	11,546	8,875
Card Clubs	1,560	1,560	4,680	4,680

Total Revenues	$146,508	$139,743	$420,723	$404,901

Adjusted EBITDA (a)
Boomtown New Orleans	$7,972	$7,381	$24,339	$22,152
Belterra Casino Resort	10,852	7,268	25,034	16,928
Boomtown Bossier City	5,218	3,930	16,355	12,609
Casino Magic Biloxi	4,128	4,721	12,805	12,590
Boomtown Reno	5,224	5,330	9,420	12,059
Casino Magic Argentina	2,011	1,736	5,338	3,455
Card Clubs	1,488	1,494	4,620	4,581
Corporate	(4,990)	(4,837)	(15,026)	(13,088)

Adjusted EBITDA	$31,903	$27,023	$82,885	$71,286

Adjusted EBITDA to Net Income (Loss) Reconciliation
Adjusted EBITDA	$31,903	$27,023	$82,885	$71,286
Pre-opening and development costs	(5,702)	(305)	(10,369)	(678)
Gain on asset sales, net of other items	0	0	42,344	0
Goodwill impairment charge	0	(7,832)	0	(7,832)
Indiana regulatory and related benefit	0	1,516	0	579

EBITDA	26,201	20,402	114,860	63,355
Depreciation and amortization	(12,085)	(11,852)	(35,712)	(35,166)
Interest expense, net	(12,078)	(14,595)	(37,450)	(39,387)
Loss on early extinguishment of debt	(3,164)	(8,744)	(11,418)	(8,744)
Income tax (expense) benefit	(2,115)	(1,608)	(16,345)	314

Net income (loss)	$(3,241)	$(16,397)	$13,935	$(19,628)

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted EBITDA and see the by-property reconciliation of adjusted EBITDA to operating income below.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(in thousands, unaudited)

	Operating Income (Loss)	Depreciation and Amortization	EBITDA (a)	Non- Routine Items	Adjusted EBITDA(a)
Three months ended September 30, 2004
Boomtown New Orleans	$6,252	$1,720	$7,972	$0	$7,972
Belterra Casino Resort	6,662	4,190	10,852	0	10,852
Boomtown Bossier City	3,540	1,678	5,218	0	5,218
Casino Magic Biloxi	2,175	1,953	4,128	0	4,128
Boomtown Reno	3,505	1,719	5,224	0	5,224
Casino Magic Argentina	1,828	183	2,011	0	2,011
Card Clubs	1,034	454	1,488	0	1,488
Corporate	(5,178)	188	(4,990)	0	(4,990)
Non-routine items (b)	(5,702)	0	(5,702)	5,702	0

	$14,116	$12,085	$26,201	$5,702	$31,903

Three months ended September 30, 2003
Boomtown New Orleans	$5,861	$1,520	$7,381	$0	$7,381
Belterra Casino Resort	3,786	3,482	7,268	0	7,268
Boomtown Bossier City	1,644	2,286	3,930	0	3,930
Casino Magic Biloxi	2,779	1,942	4,721	0	4,721
Boomtown Reno	3,548	1,782	5,330	0	5,330
Casino Magic Argentina	1,553	183	1,736	0	1,736
Card Clubs	901	593	1,494	0	1,494
Corporate	(4,901)	64	(4,837)	0	(4,837)
Non-routine items (b)	(6,621)	0	(6,621)	6,621	0

	$8,550	$11,852	$20,402	$6,621	$27,023

Nine months ended September 30, 2004
Boomtown New Orleans	$19,291	$5,048	$24,339	$0	$24,339
Belterra Casino Resort	13,275	11,759	25,034	0	25,034
Boomtown Bossier City	11,275	5,080	16,355	0	16,355
Casino Magic Biloxi	6,912	5,893	12,805	0	12,805
Boomtown Reno	4,100	5,320	9,420	0	9,420
Casino Magic Argentina	4,696	642	5,338	0	5,338
Card Clubs	2,990	1,630	4,620	0	4,620
Corporate	(15,366)	340	(15,026)	0	(15,026)
Non-routine items (b)	31,975	0	31,975	(31,975)	0

	$79,148	$35,712	$114,860	$(31,975)	$82,885

Nine months ended September 30, 2003
Boomtown New Orleans	$17,316	$4,836	$22,152	$0	$22,152
Belterra Casino Resort	6,699	10,229	16,928	0	16,928
Boomtown Bossier City	6,143	6,466	12,609	0	12,609
Casino Magic Biloxi	6,804	5,786	12,590	0	12,590
Boomtown Reno	6,737	5,322	12,059	0	12,059
Casino Magic Argentina	2,918	537	3,455	0	3,455
Card Clubs	2,718	1,863	4,581	0	4,581
Corporate	(13,215)	127	(13,088)	0	(13,088)
Non-routine item (b)	(7,931)	0	(7,931)	7,931	0

	$28,189	$35,166	$63,355	$7,931	$71,286

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of EBITDA and adjusted EBITDA.
(b)	Includes pre-opening and development costs, gains from asset sales (net of other items), goodwill impairment charge and Indiana regulatory and related benefit. See “Adjusted EBITDA to Net Income (Loss) Reconciliation” on the prior page.

Pinnacle Entertainment, Inc.

Supplemental Information

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)

(in thousands, except per share data, unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Adjusted net income (loss) (a)
Net income (loss)	$(3,241)	$(16,397)	$13,935	$(19,628)
Pre-opening and development costs	4,032	189	7,345	423
Gain on asset sales, net of other items	0	0	(23,933)	0
Loss on early extinguishment of debt	1,720	5,426	6,453	5,450
Goodwill impairment charge	0	7,832	0	7,832
Indiana regulatory and related benefit	0	(941)	0	(361)
Tax matters	0	4,248	0	4,248

Adjusted net income (loss)	$2,511	$357	$3,800	$(2,036)

Adjusted per common share – diluted
Net income (loss)	$(0.09)	$(0.63)	$0.39	$(0.76)
Pre-opening and development costs	0.11	0.01	0.21	0.02
Gain on asset sales, net of other items	0.00	0.00	(0.67)	0.00
Loss on early extinguishment of debt	0.05	0.21	0.18	0.21
Goodwill impairment charge	0.00	0.30	0.00	0.30
Indiana regulatory and related benefit	0.00	(0.04)	0.00	(0.01)
Tax matters	0.00	0.16	0.00	0.16

Adjusted net income (loss) per common share – diluted	$0.07	$0.01	$0.11	$(0.08)

Number of shares – diluted (b)	36,909	26,068	35,582	25,934

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of adjusted net income (loss).
(b)	The diluted impact of in-the-money stock options outstanding are not included for the nine months ended September 30, 2003 as the Company incurred an adjusted net loss for that period and such inclusion would be antidilutive.

Pinnacle Entertainment, Inc.

2004 Outlook

(in thousands, except per share data, unaudited)

The following table sets forth a reconciliation of the Company’s estimated 2004 adjusted EBITDA (as defined above) outlook to estimated net income.

	Fiscal 2004 Outlook Range
	Low	High
Adjusted EBITDA	$97,000	$100,000
Estimated pre-opening and development costs (a)	(15,000)	(15,000)
Gain on asset sales, net of other items (b)	42,344	42,344
Estimated depreciation and amortization	(50,000)	(50,000)

Estimated operating income	74,344	77,344
Loss on early extinguishment of debt (b)	(11,418)	(11,418)
Estimated interest expense, net of capitalized interest and interest income	(49,000)	(49,000)

Estimated net income before income tax expense	13,926	16,926
Provision for income taxes	(6,842)	(8,316)

Estimated net income	$7,084	$8,610

Estimated income per share	$0.20	$0.24

Number of shares	35,500	35,500

(a)	Includes estimated pre-opening and development costs for Lake Charles, St. Louis and the California gaming initiative.
(b)	The 2004 guidance assumes there will not be any additional asset sale gains or early extinguishment of debt costs and therefore reflects actual amounts incurred through September 30, 2004.

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